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                                                                    Exhibit 10.1

                                    AGREEMENT

      THIS AGREEMENT ("Agreement") is made as of the XXXXX day of XXXXXXX, 2004, between KEYCORP, an Ohio corporation ("Key"), and XXXXXXXXXX (the "Executive").

      Key is entering into this Agreement in recognition of the importance of the Executive's services to the continuity of management of Key and based upon its determination that it will be in the best interests of Key and its Subsidiaries to encourage the Executive's continued attention and dedication to the Executive's duties in the potentially disruptive circumstances of a possible Change of Control of Key. (As used in this Agreement, the terms "Subsidiaries" and "Change of Control" and certain other capitalized terms have the meanings ascribed to them in Section 8, at the end of this Agreement.)

      Key and the Executive agree, effective as of the date first set forth above, as follows:

1. Basic Severance Benefits. The benefits described in Sections 1.1, 1.2, and
1.3 below are subject to the limitations set forth in Sections 5.1 (which requires an election among applicable agreements providing severance benefits if more than one such agreement would apply in the particular circumstances of the termination of the Executive's employment and stipulates that any payments received under this Agreement are in lieu of other claims or rights), 5.2 (regarding withholding), and 5.3 (requiring the execution of a waiver and release by the Executive).

      1.1 If Employment is Terminated Without Cause, etc., Within Two Years of a Change of Control. If, within two years following the occurrence of a Change of Control, the Executive's employment with Key and its Subsidiaries is terminated by Key or its Subsidiary for any reason other than Cause, Disability, or death or by the Executive after a Reduction of Compensation or a Mandatory Relocation has occurred:

            (a) Lump Sum Payment. Key shall pay to the Executive, within 30 business days after the Termination Date, a lump sum severance benefit equal to three times the sum of (i) one year's Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control) plus (ii) Average Annual Incentive Compensation; and

            (b) Retirement and Savings Plans. Effective as of the Termination Date, the Executive's interest in all Relevant Plans shall become fully vested and nonforfeitable and the Executive's right to and interest in all subsequent accruals provided for in the remainder of this Section 1.1(b) under any of the Relevant Plans shall also be fully vested and nonforfeitable. For the period beginning on the day after the Termination Date and ending on the third anniversary of the Termination Date (the "Section 1.1 Benefit Period"), Key shall cause the Executive to continue to be covered by and to participate in all of the Relevant Plans in the same manner and to the same extent as if the Executive continued in the full-time employ of Key throughout the Section 1.1 Benefit Period, except that, if Key determines that such coverage or participation in any one or more of the Relevant Plans is Impermissible, the Executive shall continue to be covered by and participate as aforesaid in all of the Relevant Plans as to which such coverage or participation is not Impermissible and, with respect to each Relevant Plan as to which such continued coverage or participation is Impermissible, Section 1.4(b) shall apply. With respect to each Discontinued Plan, Section 1.4(c) shall apply.

      1.2 If Employment is Terminated by Executive for Good Reason During a Window Period. Except as provided in the last sentence of this Section 1.2, if the Executive's employment with Key and its Subsidiaries is terminated by the Executive for Good Reason during a Window Period:

            (a) Lump Sum Payment. Key shall pay to the Executive, within 30 business days after the Termination Date, a lump sum severance benefit equal to one and one half times the sum of (i) one year's Base Salary (at the highest rate in effect at any time during the one year period ending on the date of the Change of Control) plus
            (ii) Average Annual Incentive Compensation, and

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            (b) Retirement and Savings Plans. Effective as of the Termination
            Date, the Executive's interest in all Relevant Plans shall become fully vested and nonforfeitable and the Executive's right to and interest in all subsequent accruals provided for in the remainder of this Section 1.2(b) under any of the Relevant Plans shall also be fully vested and nonforfeitable. For the period beginning on the day after the Termination Date and ending eighteen months, to the day, after the Termination Date (the "Section 1.2 Benefit Period"), Key shall cause the Executive to continue to be covered by and to participate in all of the Relevant Plans in the same manner and to the same extent as if the Executive continued in the full-time employ of Key throughout the Section 1.2 Benefit Period, except that, if Key determines that such coverage or participation in any one or more of the Relevant Plans is Impermissible, the Executive shall continue to be covered by and participate as aforesaid in all of the Relevant Plans as to which such coverage or participation is not Impermissible and, with respect to each Relevant Plan as to which such continued coverage or participation is Impermissible,
            Section 1.4(b) shall apply. With respect to each Discontinued Plan,
            Section 1.4(c) shall apply.

      This Section 1.2 shall not apply if, at the Termination Date, (x) there has been either any Reduction of Compensation or any Mandatory Relocation (in which event Section 1.1 would apply to the termination) or (y) Key or any Subsidiary has Cause to terminate the Executive's employment (in which case no lump sum severance or retirement benefits would be payable or provided under either of Sections 1.1 or 1.2).

      1.3 Payment of Cost of COBRA Health Benefits. If the Executive becomes entitled to payment of a lump sum severance benefit under either of Sections 1.1 or 1.2 of this Agreement and the Executive elects to continue to receive health benefits pursuant to an election that Key or any Subsidiary is required to provide to the Executive in order to comply with
      Section 4980B(f) of the Internal Revenue Code (commonly referred to as "COBRA continuation coverage") during the period specified in Section 4980B(f) (the "COBRA continuation period"), Key will pay the cost of continuing those benefits from the Termination Date through the first to occur of (a) the end of the COBRA continuation period or (b) the date on which the Executive becomes employed (other than on a part-time or temporary basis) by any other person or entity.

      1.4 Provisions Applicable to Continued Retirement and Savings Plan Participation.

            (a) If the Executive becomes entitled to payment of a lump sum severance benefit under either of Section 1.1 or Section 1.2, the rules set forth in the remainder of this Section 1.4(a) shall be applicable for purposes of all Relevant Plans:

                  (i) the entire Section 1.1 Benefit Period or Section 1.2 Benefit Period (each, a "Benefit Period"), as the case may be, shall be included in determining the Executive's years of service,

                  (ii) amounts received by the Executive under clause (a)(i) of either of Section 1.1 or Section 1.2, as the case may be, shall be deemed to be base salary received by the Executive ratably during the applicable Benefit Period, and

                  (iii) amounts received by the Executive under clause (a)(ii) of either of Section 1.1 or Section 1.2, as the case may be, to the extent allocable to short term incentive compensation that was taken into account in determining Average Annual Incentive Compensation, shall be deemed to be short term incentive compensation received by the Executive ratably during the applicable Benefit Period.

            (b) If either Section 1.1(b) or Section 1.2(b) becomes applicable and at any time during the applicable Benefit Period, Key determines in good faith that continuing the Executive's coverage by and participation in any of the Relevant Plans during the applicable Benefit Period is Impermissible, the Executive shall not be covered by and participate in such affected plan or plans during the applicable Benefit Period, but Key shall provide to the Executive under this Agreement, as a supplemental retirement benefit, payments and benefits that put the Executive in the same position that the Executive would have been in had the Executive continued to be covered by and to participate in all such affected plans throughout the applicable Benefit Period (taking into account the rules set forth in Section 1.4(a)

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            above) to the same extent as the Executive was a participant immediately before the Termination Date, with the supplemental payments and benefits under this sentence being payable to the Executive (or, if applicable, to the Executive's spouse, estate, or designated beneficiary) at the same time and with the same payment options as would be applicable under the affected plan or plans in question.

            (c) If either Section 1.1(b) or Section 1.2(b) becomes applicable and any of the Relevant Plans are Discontinued Plans, as to each such Discontinued Plan, Key shall provide to the Executive under this Agreement, as a supplemental retirement benefit, payments and benefits that put the Executive in the same position that the Executive would have been in had the Discontinued Plan continued through the end of the applicable Benefit Period without having become a Discontinued Plan and had the Executive continued to be covered by and to participate in that Discontinued Plan throughout the applicable Benefit Period (taking into account the rules set forth in Section 1.4(a) above) to the same extent as the Executive was a participant immediately before the date of the Change of Control, with the supplemental payments and benefits under this sentence being payable to the Executive (or, if applicable, to the Executive's spouse, estate, or designated beneficiary) at the same time and with the same payment options as would be applicable under the Discontinued Plan, provided however, that to the extent the Discontinued Plan has been substituted for by another Relevant Plan, the amount payable by Key under this Section 1.4(c) shall be offset by the amounts actually paid under that substitute plan.

2. Certain Compensation Guaranties During Two Years following a Change of Control. For so long as the Executive remains in the employ of Key or one of its Subsidiaries during the period beginning on the day after any Change of Control and continuing through the second anniversary of that Change of Control (the period of the Executive's employment during such two year period being the "Guaranteed Compensation Period"), the Executive shall be entitled to the Incentive Compensation Guaranty set forth in Section 2.1 and to the Option/SAR Guaranty set forth in Section 2.2.

      2.1 Guaranteed Level of Incentive Compensation. Except as otherwise provided in Section 2.3, Key shall cause the Executive to receive, during the Guaranteed Compensation Period, as incentive compensation, an amount that, on an annualized basis, is at least equal to the Executive's Average Annual Incentive Compensation. The guaranty set forth in the immediately preceding sentence (the "Incentive Compensation Guaranty") establishes a minimum amount of incentive compensation that must be paid to the Executive with respect to the Executive's employment during the Guaranteed Compensation Period. Except as and to the extent otherwise permitted by any of the provisions of Section 2.3:

            (a) Key shall make payments to the Executive in cash that satisfy the Incentive Compensation Guaranty quarterly in arrears, within 30 days after the end of each calendar quarter for each quarter or portion thereof during the Guaranteed Compensation Period;

            (b) If the Executive's employment terminates for any reason other than Cause, Key shall pay all unpaid guaranteed incentive compensation with respect to the Guaranteed Compensation Period to the Executive in a lump sum by not later than 30 business days after the Termination Date; and

            (c) If the Executive's employment is terminated by Key for Cause, Key shall not be required to pay to the Executive any amount of incentive compensation on account of the Incentive Compensation Guaranty that was not required to have been paid before the Termination Date.

      2.2 Guaranteed Participation in Stock Option and SAR Plans. During the Guaranteed Compensation Period, the Executive shall participate fully (and at a level at least substantially equivalent to that of comparable senior executives of Key) in each and every stock option and stock appreciation right plan in which similarly situated executives of Key and its Subsidiaries generally participate. The guaranty of full participation set forth in this Section 2.2 is hereinafter sometimes referred to as the "Option/SAR Guaranty."

      2.3 Exceptions to and Alternative Means of Satisfying the Incentive Compensation Guaranty. For purposes of the exceptions and alternative means of satisfying the Incentive Compensation Guaranty that are set forth in this Section 2.3, the Incentive Compensation Guaranty shall be deemed to be made up of two parts, the

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      "Short Term Part" and the "Long Term Part," each of which shall bear the same proportion, respectively, to the entire Incentive Compensation Guaranty as Average Short Term Incentive Compensation and Average Long Term Incentive Compensation bear, respectively, to Average Annual Incentive Compensation.

            (a) Bona fide Short Term Incentive Compensation Plan Exception. If
            (i) Key maintains a bona fide short term incentive compensation plan that would satisfy the Short Term Part if the Executive received short term incentive compensation under that plan at the Executive's target level; (ii) Key, in administering that plan in good faith and without discriminating against the Executive, utilizes a performance factor that is intended to rate for the short term compensation cycle in question either the corporation's overall performance or the overall performance of the business unit in which the Executive works; (iii) that performance factor is uniformly applied (either in establishing an incentive compensation pool or against each participant's target) to all participants in the plan or to all participants in the plan that work in the business unit in which the Executive works, as the case may be; and (iv) the application of that factor reduces the short term incentive compensation payable under that plan to a level below the Executive's target level; then payment of the short term incentive compensation, if any, due to the Executive at the reduced level under that plan shall satisfy Key's obligation under the Short Term Part for that particular short term compensation cycle.

            (b) Annual Payment Exception. If Key maintains a bona fide short term incentive compensation plan that would satisfy the Short Term
            Part if the Executive received short term incentive compensation under that plan at the Executive's target level and that plan provides for payment of all amounts earned at regularly scheduled times not less frequently than once a year, Key may satisfy the Short Term Part by paying incentive compensation to the Executive under that plan (at not less than the Executive's target level or as reduced if permitted by 2.3(a) above) at those regularly scheduled times, except that if Executive's employment terminates for any reason other than Cause, Key shall make payments under that plan, pro rated to include all periods within the Compensation Guaranty Period as to which the Executive has not yet received incentive compensation under that plan, within 30 business days after the Termination Date.

            (c) Issuance of Restricted Stock Alternative. As an alternative to paying Executive cash to satisfy the Long Term Part, Key may make restricted stock grants of Common Shares to the Executive each year during the Guaranteed Compensation Period that:

                  (i) are made during the same calendar quarter of the year as the calendar quarter during which Key made LTIC Stock Grants in the year immediately preceding the Change Year (but if Key made such grants during more than one calendar quarter in the year immediately preceding the Change Year, then the new grant shall be made during the same calendar quarter of the year as the calendar quarter during which Key made grants to the highest number of officers in the year immediately preceding the Change Year);

                  (ii) have a Fair Market Value that on an annual basis is at least equal to the Executive's Average Long Term Incentive Compensation;

                  (iii) provide for time lapsed vesting of the restricted stock subject to the grant so that the entire grant will be fully vested not later than the third anniversary of the date of grant if the Executive continues to be employed through that date; and

                  (iv) have the further provision that, upon any termination of the Executive's employment other than a termination for Cause (including, without limitation, any termination by reason of death, disability, voluntary or involuntary retirement, or resignation), if, as of the Termination Date, less than a proportionate part of the Common Shares subject to the restricted stock grant granted to the Executive during the Guaranteed Compensation Period has vested, then an additional portion of those Common Shares shall vest immediately on the Termination Date so that, in the aggregate, a proportionate part has vested as of the Termination Date. For these purposes, "a proportionate part" means the full number of Common Shares in the restricted stock grant multiplied by a

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                  fraction, the numerator of which is the number of days between
                  (x) January 1 of the calendar year in which the restricted stock grant was made and (y) the last day of the Guaranteed Compensation Period, inclusive, and the denominator of which is 1095 (i.e., 365 times three).

      If Key makes restricted stock grants as provided in this 2.3(c), Key will have satisfied the Long Term Part.

3. Other Benefits.

      3.1 Reimbursement of Certain Expenses After a Change of Control.

            (a) From and after a Change of Control, Key shall pay, as incurred, all expenses of the Executive, including the reasonable fees of counsel engaged by the Executive, of defending any action brought to have this Agreement declared invalid or unenforceable.

            (b) From and after a Change of Control, Key shall pay, as incurred, all expenses of the Executive, including the reasonable fees of counsel engaged by the Executive, of prosecuting any action to compel Key to comply with the terms of this Agreement upon receipt from Executive of an undertaking to repay Key for such expenses if, and only if, it is ultimately determined by a court of competent jurisdiction that the Executive had no reasonable grounds for bringing that action (which determination need not be made simply because the Executive fails to succeed in the action).

            (c) From and after a Change of Control, expenses (including attorney's fees) incurred by the Executive in defending any action, suit, or proceeding commenced or threatened (whether before or after the Change of Control) against the Executive for any action or failure to act as an employee, officer, or director of Key or any Subsidiary shall be paid by Key, as they are incurred, in advance of final disposition of the action, suit, or proceeding upon receipt of an undertaking by or on behalf of the Executive in which the Executive agrees to reasonably cooperate with Key or the Subsidiary, as the case may be, concerning the action, suit, or proceeding, and
            (i) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as a director, to repay the amount if it is proved by clear and convincing evidence in a court of competent jurisdiction that the Executive's action or failure to act involved an act or omission undertaken with deliberate intent to cause injury to Key or a Subsidiary or undertaken with reckless disregard for the best interests of Key or a Subsidiary, or (ii) if the action, suit, or proceeding is commenced or threatened against the Executive for any action or failure to act as an officer or employee, to repay the amount if it is ultimately determined that the Executive is not entitled to be indemnified. The obligation of Key to advance expenses provided for in this Section 3.1(c) shall not be deemed exclusive of any other rights to which the Executive may be entitled under the articles of incorporation or regulations of Key or of any Subsidiary, any agreement, vote of shareholders or disinterested directors, or otherwise.

      3.2 Indemnification. From and after a Change of Control, Key shall indemnify the Executive, to the full extent permitted or authorized by the Ohio General Corporation Law as it may from time to time be amended, if the Executive is (whether before or after the Change of Control) made or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that the Executive is or was a director, officer, or employee of Key or any Subsidiary, or is or was serving at the request of Key or any Subsidiary as a director, trustee, officer, or employee of a bank, corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided by this Section
      3.2 shall not be deemed exclusive of any other rights to which the Executive may be entitled under the articles of incorporation or the regulations of Key or of any Subsidiary, or any agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in the Executive's official capacity and as to action in another capacity while holding such office, and shall continue as to the Executive after the Executive has ceased to be a director, trustee, officer, or employee and shall inure to the benefit of the heirs, executors, and administrators of the Executive.

      3.3 Disability. If, after a Change of Control and prior to the Termination Date, the Executive is unable to perform services for Key or any Subsidiary for any period by reason of disability of the Executive, Key will pay

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      and provide to the Executive all compensation and benefits to which the
      Executive would have been entitled had the Executive continued to be actively employed by Key or any Subsidiary through the earliest of the following dates: (a) the first date on which the Executive is no longer so disabled to such an extent that the Executive is unable to perform services for Key or any Subsidiary (whereupon the Executive shall be restored to his duties and this Agreement shall apply in accordance with its terms), (b) the date on which the Executive becomes eligible for payment of long term disability benefits under a long term disability plan generally applicable to executives of Key or a Subsidiary, (c) the date on which Key has paid and provided 24 months of compensation and benefits to the Executive during the Executive's disability, or (d) the date of the Executive's death.

      3.4 Gross-Up of Payments Deemed to be Excess Parachute Payments.

            (a) Key and the Executive acknowledge that, following a Change of Control, one or more payments or distributions to be made by Key to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, under some other plan, agreement, or arrangement, or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by Key for federal income tax purposes and with respect to which the Executive will be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). If the Executive's employment is terminated after a Change of Control occurs, the Accounting Firm, which, subject to any inconsistent position asserted by the Internal Revenue Service, shall make all determinations required to be made under this Section 3.4, shall determine whether any Payment would be an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to Key and to the Executive within 30 days after the Termination Date or such earlier time as is requested by Key. Key and the Executive shall cooperate with each other and the Accounting Firm and shall provide necessary information so that the Accounting Firm may make all such determinations. Key shall pay all of the fees of the Accounting Firm for services performed by the Accounting Firm as contemplated in this Section 3.4.

            (b) If the Accounting Firm determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), Key shall make additional cash payments to the Executive, from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to the Executive, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

            (c) If the Internal Revenue Service determines that any Payment gives rise, directly or indirectly, to liability on the part of the Executive for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Accounting Firm, Key shall make further additional cash payments to the Executive not later than the due date of any payment indicated by the Internal Revenue Service with respect to these matters, in such amounts as are necessary to put the Executive in the same position, after payment of all federal, state, and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) and any and all penalties and interest with respect to any such excise tax, as the Executive would have been in after payment of all federal, state, and local income taxes if the Payments had not given rise to an excise tax under Section 4999 and no such penalties or interest had been imposed.

            (d) If Key desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under
            Section 4999, the Executive shall, upon receipt from Key of an unconditional written undertaking to indemnify and hold the Executive harmless (on an after tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with Key in that contest at Key's sole expense. Nothing in this clause (d) shall require the

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            Executive to incur any expense other than expenses with respect to which Key has paid to the Executive sufficient sums so that after the payment of the expense by the Executive and taking into account the payment by Key with respect to that expense and any and all taxes that may be imposed upon the Executive as a result of the Executive's receipt of that payment, the net effect is no cost to the Executive. Nothing in this clause (d) shall require the Executive to extend the statute of limitations with respect to any item or issue in the Executive's tax returns other than, exclusively, the excise tax under Section 4999. If, as the result of the contest of any assertion by the Internal Revenue Service with respect to excise tax under Section 4999, the Executive receives a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, the Executive shall promptly pay to Key such amount as will leave the Executive, net of the repayment and all tax effects, in the same position, after all taxes and interest, that the Executive would have been in if the refunded excise tax had never been paid.

4. No Set-Off; No Obligation to Seek Other Employment or to Otherwise Mitigate Damages; No Effect Upon Other Plans. Key's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense, or other claim whatsoever that Key or any of its Subsidiaries may have against the Executive. The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise. Except as provided in Section 1.3, the amount of any payment provided for under this Agreement shall not be reduced by any compensation or benefits earned by the Executive as the result of employment by another employer or otherwise after the termination of the Executive's employment. Neither the provisions of this Agreement, nor the execution of the waiver and release referred to in Section 5.3 below, nor the making of any payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Executive's rights, under any incentive compensation plan, stock option or stock appreciation rights plan, deferred compensation plan, restricted stock plan or agreement, retirement or supplemental retirement plan, stock purchase and savings plan, disability or insurance plan, or other similar contract, plan, or arrangement of Key or any Subsidiary, all of which will continue to be governed by their respective terms.

5. Certain Limitations on Benefits.

      5.1 Election of Benefits Required; Payments in Lieu of Other Claims or Rights. If (a) the Executive is a party to either or both of an employment agreement (which includes any letter agreement regarding Executive's employment with Key or any Subsidiary) or severance agreement with Key or any Subsidiary (singularly or collectively, the "Prior Agreement"), and
      (b) the Executive's employment is terminated under circumstances giving rise to a right on the part of the Executive to receive continuing compensation, separation pay, or other severance benefits under the Prior Agreement and under this Agreement, the Executive shall have the right to elect to have either the Prior Agreement (if and only to the extent the Prior Agreement is applicable) or this Agreement (if and only to the extent this Agreement is applicable) , but not both, apply to the termination. If this Section 5.1 applies: (x) Key shall not make any payments arising out of the termination of the Executive's employment, either under the Prior Agreement or under this Agreement, until after the Executive has delivered to Key a signed notice of election to receive payments under the Prior Agreement or under this Agreement, and (y) if the Executive elects to receive payments under the Prior Agreement, the provisions of Sections 3.1, 3.2, and 3.4 of this Agreement shall nevertheless continue to be applicable, but without duplication of payments. If the Executive receives any payments under Section 1.1(a) or
      Section 1.2(a), as the case may be, of this Agreement as a result of the termination of the Executive's employment following a Change of Control, those payments shall be in lieu of any and all other claims or rights that the Executive may have for severance, separation, and/or salary continuation pay upon that termination of the Executive's employment.

      5.2 Taxes; Withholding of Taxes. Without limiting either the right of Key or its Subsidiary to withhold taxes pursuant to this Section 5.2 or the obligation of Key to make gross-up payments pursuant to Section 3.4, the Executive shall be responsible for all income, excise, and other taxes (federal, state, city, or other) imposed on or incurred by the Executive as a result of receiving the payments provided in this Agreement, including, without limitation, the payments provided under Section 1 of this Agreement. Key or its Subsidiary may withhold from any amounts payable under this Agreement all federal, state, city, or other taxes as Key shall determine to be required pursuant to any law or government regulation or ruling. Without limiting the generality of the foregoing, Key or its Subsidiary may withhold from any amount payable under either of Sections 1.1 or 1.2 of this Agreement amounts sufficient to satisfy any tax withholding requirements that may arise out of any payment made to the Executive by Key or any Subsidiary under
      Section 1.3 of this Agreement.

      5.3 Waiver and Release. Key may condition the payment of any amounts otherwise due under Section 1 of this Agreement upon (a) the execution by the Executive of a waiver and release in the form attached to this Agreement as Exhibit A, with blanks appropriately filled and, in the case of clause (e) contained therein, completed with the number of days that Key determines is required under applicable law, but in no event more than 45 days, and (b) the observation of such waiting periods, if any, before and after execution of the waiver and release by the Executive as are required by law, such as, for example, the waiting periods required for a waiver and release to be effective with respect to claims under the Age Discrimination in Employment Act, provided that Key delivers to the Executive such a waiver and release, appropriately completed, within seven days of the date on which the Executive's employment is terminated.

6. Term of this Agreement. This Agreement shall be effective upon the date first above written and shall thereafter apply to any Change of Control occurring on or before December 31, 2005. Unless this Agreement is terminated earlier pursuant to Section 6.1, on December 31, 2005 and on December 31 of each succeeding year thereafter (a "Renewal Date"), the term of this Agreement shall be automatically extended for an additional year unless either party has given notice to the other, at least one year in advance of that Renewal Date, that the Agreement shall not apply to any Change of Control occurring after that Renewal Date.

      6.1 Termination of Agreement Upon Termination of Employment Before a Change of Control. This Agreement shall automatically terminate and cease to be of any further effect on the first date occurring before a Change of Control on which the Executive is no longer employed by Key or any Subsidiary, except that, for purposes of this Agreement, any termination of employment of the Executive that is effected before and in contemplation of a Change of Control that occurs after the date of the termination shall be deemed to be a termination of the Executive's employment as of immediately after that Change of Control and this Agreement shall be deemed to be in effect immediately after that Change of Control.

      6.2 No Termination of Agreement after a Change of Control. If a Change of Control occurs while this Agreement remains in effect, this Agreement shall remain effective indefinitely thereafter with respect to any and all consequences flowing from that Change of Control under the terms of this Agreement. However, after a Change of Control, Key may terminate this Agreement with respect to any further Change of Control that might occur after a future Renewal Date by giving notice, at least one year in advance of that future Renewal Date, as contemplated above in this Section 6, that the Agreement shall not apply to any Change of Control occurring after that future Renewal Date.

7. Miscellaneous.

      7.1 Successor to Key. Key shall not consolidate with or merge into any other corporation, or transfer all or substantially all of its assets to another corporation or bank, unless such other corporation or bank shall assume this Agreement in a signed writing and deliver a copy thereof to the Executive. Upon such assumption the successor corporation or bank shall become obligated to perform the obligations of Key under this Agreement and the term "Key" as used in this Agreement shall be deemed to refer to such successor corporation or bank.

      7.2 Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, and addressed, in the case of notices to Key or a Subsidiary, as follows:

KeyCorp
127 Public Square
Cleveland, Ohio 44114
Attention: Secretary
      and, in the case of notices to the Executive, properly addressed to the Executive at the Executive's most recent home address as shown on the records of Key or its Subsidiary, or such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

      7.3 Employment Rights. Nothing expressed or implied in this Agreement shall create any right or duty on the part of Key or the Executive to have the Executive continue as an officer of Key or a Subsidiary or to remain in the employment of Key or a Subsidiary.

      7.4 Administration. Key shall be responsible for the general administration of this Agreement and for making payments under this Agreement. All fees and expenses billed by the Accounting Firm for services contemplated under this Agreement shall be the responsibility of Key.

      7.5 Source of Payments. Any payment specified in this Agreement to be made by Key may be made, at the election of Key, directly by Key or through any Subsidiary of Key. All payments under this Agreement shall be made solely from the general assets of Key or one of its Subsidiaries (or from a grantor trust, if any, established by Key for purposes of making payments under this Agreement and other similar agreements), and the Executive shall have the rights of an unsecured general creditor of Key with respect thereto.

      7.6 Claims Review Procedure. Whenever Key decides for whatever reason to deny, whether in whole or in part, a claim for benefits under this Agreement by the Executive, Key shall transmit a written notice of its decision to the Executive, which notice shall be written in a manner calculated to be understood by the Executive and shall contain a statement of the specific reasons for the denial of the claim and a statement advising the Executive that, within 60 days of the date on which the Executive receives such notice, the Executive may obtain review of the decision of Key in accordance with the procedures hereinafter set forth. Within such 60-day period, the Executive or the Executive's authorized representative may request that the claim denial be reviewed by filing with Key a written request therefore, which request shall contain the following information:

            (a) the date on which the request was filed with Key,

            (b) the specific portions of the denial of the Executive's claim that the Executive requests Key to review, and

            (c) any written material that the Executive desires Key to examine.

      Within 30 days of the date specified in clause (a) of this Section 7.6, Key shall conduct a full and fair review of its decision to deny the Executive's claim for benefits and deliver to the Executive its written decision on review, written in a manner calculated to be understood by the Executive, specifying the reasons and the Agreement provisions upon which its decision is based. Nothing in this Section 7.6 shall be construed as limiting or restricting the Executive's right to institute legal proceedings in a court of competent jurisdiction to enforce this Agreement after complying with the procedures set forth in this Section 7.6 or as limiting or restricting the scope of the court's review (which review shall be de novo); provided, further, that the failure of the Executive to comply with the procedures set forth in this Section 7.6 shall not bar or prohibit the subsequent compliance by the Executive with those procedures and thereafter the Executive shall have the right to institute legal proceedings to enforce this Agreement.

      7.7 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect.

      7.8 Modification, Waiver, Etc. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Executive and Key. No waiver by either party hereto at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party that is not set forth expressly in this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal representatives, executors, administrators, successors, heirs, and designees. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

      7.9 Savings Clause. If any payments otherwise payable to the Executive under this Agreement are prohibited or limited by any statute or regulation in effect at the time the payments would otherwise be payable, including, without limitation, any regulation issued by the Federal Deposit Insurance Corporation (the "FDIC") that limits executive change of control payments that can be made by an FDIC insured institution or its holding company if the institution is financially troubled (any such limiting statute or regulation a "Limiting Rule"):

            (a) Key will use its best efforts to obtain the consent of the appropriate governmental agency (whether the FDIC or any other agency) to the payment by Key to the Executive of the maximum amount that is permitted (up to the amounts that would be due to the Executive absent the Limiting Rule); and

            (b) the Executive will be entitled to elect to have apply, and therefore to receive benefits directly under, either (i) this Agreement (as limited by the Limiting Rule) or (ii) any generally applicable Key severance, separation pay, and/or salary continuation plan that may be in effect at the time of the Executive's termination.

      Following any such election, the Executive will be entitled to receive benefits under the agreement or plan elected only if and to the extent the agreement or plan is applicable and subject to its specific terms.

8. Definitions.

      8.1 Accounting Firm. The term "Accounting Firm" means the independent auditors of Key for the fiscal year preceding the year in which the Change of Control occurred and such firm's successor or successors; provided, however, if such firm is unable or unwilling to serve and perform in the capacity contemplated by this Agreement, Key shall select another national accounting firm of recognized standing to serve and perform in that capacity under this Agreement, except that such other accounting firm shall not be the then independent auditors for Key or any of its affiliates (as defined in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended (the "1934 Act")).

      8.2 Average Annual Incentive Compensation. The term "Average Annual Incentive Compensation" means the sum of Average Short Term Incentive Compensation, as defined in Section 8.4 below, and Average Long Term Incentive Compensation, as defined in Section 8.3 below. For purposes of this Agreement:

            (a) except as provided in (c) below, incentive compensation means any cash based incentive compensation, including bonuses and is calculated before any reduction on account of deferrals;

            (b) notwithstanding the fact that they are made in restricted stock and/or performance shares rather than in cash, any LTIC Stock Grant shall be deemed to be long term incentive compensation;

            (c) special hiring bonuses paid or awarded to a newly hired executive in connection with that hiring or extraordinary bonuses to an incumbent executive, outside and beyond Key's regular incentive compensation program, such as special retention awards to induce an executive to stay with Key, shall not be treated as incentive compensation;

            (d) short term incentive compensation means incentive compensation for periods of time of one year or less;

            (e) targeted short term incentive compensation means:

                  (i) if the short term incentive compensation plan, program, or arrangement in question designates a targeted amount or a targeted level of achievement for the Executive or the Executive's job grade, it means that targeted amount or level;

                  (ii) if the short term incentive compensation plan, program, or arrangement in question has only one level of payout for the Executive or the Executive's job grade (other than zero), it means that level (i.e.: the level other than zero);

                  (iii) if the short term incentive compensation plan, program, or arrangement in question does not designate a targeted amount or level of achievement for the Executive or the Executive's job grade but does have multiple anticipated levels of possible payout or achievement for the Executive or the Executive's job grade, it means (in each case excluding from consideration any level that results in zero payout) the middle level of payout or achievement for the Executive or the Executive's job grade (or if there are an even number of levels, the average of the two levels if there are only two levels or the average of the middle two levels if there are four or more levels); and

                  (iv) in all other cases, the amount anticipated or projected to be paid under the plan, program, or arrangement in question at the time the performance period in question commenced.

      For purposes of calculating Average Annual Incentive Compensation under this Section 8.2, in determining the amount of incentive compensation (short or long term) payable to or targeted for the Executive for any past or current incentive compensation period or cycle, if the incentive compensation was for a partial period or cycle (such as where an executive becomes a participant in an incentive plan after the incentive compensation period or cycle has commenced so that the award payable to or targeted for the executive is prorated), such incentive compensation payable to or targeted for the Executive shall be determined as if the Executive had participated throughout the complete incentive compensation period or cycle in question. For example, if, with respect to a 12-month plan that would have paid the Executive short term incentive compensation of $12X if the Executive had been a participant for the full plan year, the Executive became a participant when only seven months were left in the plan year and the Executive was therefore paid incentive compensation of only $7X, the Executive would be treated for purposes of this Section 8.2 as if the Executive had been a participant for the full plan year and had been paid incentive compensation of $12X under the plan.

      8.3 Average Long Term Incentive Compensation. The term "Average Long Term Incentive Compensation" means:

            (a) if the Change Year is 2004, the higher of:

                  (i) the dollar value of the 2003 LTIC Stock Grant; and

                  (ii) the dollar value of the 2004 LTIC Stock Grant; and

            (b) if the Change Year is 2005 or any later year, the higher of:

                  (i) the average of the dollar value of the LTIC Stock Grants made to the Executive in each of the two years immediately preceding the Change Year (e.g., the average of the 2004 LTIC Stock Grant and the 2005 LTIC Stock Grant if the Change Year is 2006), or, if for any reason an LTIC Stock Grant was made to Executive in only one of those two immediately preceding years, the dollar value of the LTIC Stock Grant for that single year, and

                  (ii) the dollar value of the LTIC Stock Grant for the Change Year;

      except that, if the Executive first became employed by Key or a Subsidiary during the Change Year or during the year immediately preceding the Change Year and pursuant to an offer letter or agreement the terms of which were approved by the Committee, "Average Long Term Incentive Compensation" shall be not less than the dollar value of the LTIC Stock Grant target specified in that offer letter or agreement.

      For purposes of this Section 8.3 the dollar value of any LTIC Stock Grant means the aggregate Fair Market Value of the Common Shares subject to that grant (whether those Common Shares are restricted Common Shares or Performance Shares) as of the date the grant is made, taking into account all and only all of the target level of those Common Shares that are subject to the particular LTIC Stock Grant, without regard to changes in Key's stock price after the date of grant or to any restrictions on or contingencies concerning those Common Shares.

      8.4 Average Short Term Incentive Compensation. The term "Average Short Term Incentive Compensation" means the higher of:

            (a) the average of the short term incentive compensation payable to the Executive for each of the last two years immediately preceding the Change Year or, if, for any reason, short term incentive compensation was payable to the Executive for only one of those two years, the amount of short term incentive compensation payable to the Executive for that year, and

            (b) the Executive's targeted short term incentive compensation for the Change Year or for the year immediately preceding the Change Year, whichever is higher,

      except that if the Executive first became a participant in Key's short term incentive compensation program during the Change Year, Average Short Term Incentive Compensation means the Executive's targeted short term incentive compensation for the Change Year.

      8.5 Base Salary. The term "Base Salary" means the salary payable to the Executive from time to time before any reduction for voluntary contributions to the KeyCorp 401(k) Plan or any other deferral. Base Salary does not include imputed income from payment by Key of country club membership fees or other noncash benefits.

      8.6 Cause. The employment of the Executive by Key or any of its Subsidiaries shall have been terminated for "Cause" if, after a Change of Control and prior to the termination of employment, any of the following has occurred:

            (a) the Executive shall have been convicted of a felony,

            (b) the Executive commits an act or series of acts of dishonesty in the course of the Executive's employment which are materially inimical to the best interests of Key or a Subsidiary and which constitutes the commission of a felony, all as determined by the vote of three fourths of all of the members of the Board of Directors of Key (other than the Executive, if the Executive is a Director of Key) which determination is confirmed by a panel of three arbitrators appointed and acting in accordance with the rules of the American Arbitration Association for the purpose of reviewing that determination,

            (c) Key or any Subsidiary has been ordered or directed by any federal or state regulatory agency with jurisdiction to terminate or suspend the Executive's employment and such order or directive has not been vacated or reversed upon appeal, or

            (d) after being notified in writing by the Board of Directors of Key to cease any particular Competitive Activity, the Executive shall intentionally continue to engage in such Competitive Activity while the Executive remains in the employ of Key or a Subsidiary.

      If (x) Key or any Subsidiary terminates the employment of the Executive during the two year period beginning on the date of a Change of Control and at a time when it has "Cause" therefore under clause (c), above, (y) the order or directive is subsequently vacated or reversed on appeal and the vacation or reversal becomes final and no longer subject to further appeal, and (z) Key or the Subsidiary fails to offer to reinstate the Executive to employment within ten days of the date on which the vacation or reversal becomes final and no longer subject to further appeal, Key or the Subsidiary will be deemed to have terminated the Executive without Cause during the two year period beginning on the date of the Change of Control.

      8.7 Change of Control. A "Change of Control" shall be deemed to have occurred if, at any time while this Agreement is in effect pursuant to
      Section 6 hereof, there is a Change of Control under any of clauses (a),
      (b), (c), or (d) below. For these purposes, Key will be deemed to have become a subsidiary of another corporation if any other corporation (which term shall, for all purposes of this Section 8.7, include, in addition to a corporation, a limited liability company, partnership, trust, or other organization) owns, directly or indirectly, 50 percent or more of the total combined outstanding voting power of all classes of stock of Key or any successor to Key.

            (a) A Change of Control will have occurred under this clause (a) if Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and either

                  (i) immediately after giving effect to that transaction, less than 65% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to the transaction, or

                  (ii) immediately after giving effect to that transaction, individuals who were directors of Key on the day before the first public announcement of (x) the pendency of the transaction or (y) the intention of any person or entity to cause the transaction to occur, cease for any reason to constitute at least 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key.

            (b) A Change of Control will have occurred under this clause (b) if a tender or exchange offer shall be made and consummated for 35% or more of the outstanding voting stock of Key or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 35% or more of the outstanding voting stock of Key or there is a report filed on
            Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as adopted under the 1934 Act, disclosing the acquisition of 35% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this clause (b));

            (c) A Change of Control will have occurred under this clause (c) if either

                  (i) without the prior approval, solicitation, invitation, or recommendation of the Key Board of Directors any person or entity makes a public announcement of a bona fide intention
                  (A) to engage in a transaction with Key that, if consummated, would result in a Change Event (as defined below in this clause (c)), or (B) to "solicit" (as defined in Rule 14a-1 under the 1934 Act) proxies in connection with a proposal that is not approved or recommended by the Key Board of Directors, or

                  (ii) any person or entity publicly announces a bona fide intention to engage in an election contest relating to the election of directors of Key (pursuant to Regulation 14A, including Rule 14a-11, under the 1934 Act), and, at any time within the 24 month period immediately following the date of the announcement of that intention, individuals who, on the day before that announcement, constituted the directors of Key (the "Incumbent Directors") cease for any reason to constitute at least a majority thereof unless both (A) the election, or the nomination for election by Key's shareholders, of each new director was approved by a vote of at least two-thirds of the Incumbent Directors in office at the time of the election or nomination for election of such new director, and (B) prior to the time that the Incumbent Directors no longer constitute a majority of the Board of Directors, the Incumbent Directors then in office, by a vote of at least 75% of their number, reasonably determine in good faith that the change in Board membership that has occurred before the date of that determination and that is anticipated to thereafter occur within the balance of the 24 month period to cause the Incumbent Directors to no longer be a majority of the Board of Directors was not caused by or attributable to, in whole or in any significant part, directly or indirectly, proximately or remotely, any event under subclause
      (i) or (ii) of this clause (c).

      For purposes of this clause (c), the term "Change Event" shall mean any of the events described in the following subclauses (x), (y), or (z) of this clause (c):

                  (x) A tender or exchange offer shall be made for 25% or more of the outstanding voting stock of Key or any person (as the term "person" is used in Section 13(d) and Section 14(d)(2) of the 1934 Act) is or becomes the beneficial owner of 25% or more of the outstanding voting stock of Key or there is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form, or report), each as adopted under the 1934 Act, disclosing the acquisition of 25% or more of the outstanding voting stock of Key in a transaction or series of transactions by any person (as defined earlier in this subclause (x)).

                  (y) Key is a party to a transaction pursuant to which Key is merged with or into, or is consolidated with, or becomes the subsidiary of another corporation and, after giving effect to such transaction, less than 50% of the then outstanding voting securities of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key represent or were issued in exchange for voting securities of Key outstanding immediately prior to such transaction or less than 51% of the directors of the surviving or resulting corporation or (if Key becomes a subsidiary in the transaction) of the ultimate parent of Key were directors of Key immediately prior to such transaction.

                  (z) There is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of Key.

            (d) A Change of Control will have occurred under this clause (d) if there is a sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Key.

      8.8 Change Year. The term "Change Year" means the year in which a Change of Control occurred or, if more than one Change of Control has occurred, the year in which the earliest Change of Control occurred.

      8.9 Common Shares. The term "Common Shares" means common shares of Key.

      8.10 Committee. The term "Committee" means the Compensation Committee of the Board of Directors of Key or any successor to that committee.

      8.11 Competitive Activity. The Executive shall be deemed to have engaged in "Competitive Activity" if the Executive:

            (a) engages in any business or business activity in which Key or any of its Subsidiaries engages, including, without limitation, engaging in any business activity in the banking or financial services industry (other than as a director, officer, or employee of Key or any of its Subsidiaries), or

            (b) serves as a director, officer, or employee of any bank, bank holding company, savings and loan association, building and loan association, savings and loan holding company, insurance company, investment banking or securities company, mutual fund company, or other financial services company other than Key or any of its Subsidiaries (each of the foregoing being hereinafter referred to as a "Financial Services Company"), or renders services of a consultative or advisory nature or otherwise to any such Financial Services Company; provided, however, this clause (b) shall not prohibit or restrict the Executive from serving in any such capacity with the consent of Key.

      8.12 Disability. For purposes of this Agreement, the Executive's employment will have been terminated by Key or its Subsidiary by reason of "Disability" of the Executive only if (a) as a result of bodily injury or sickness, the Executive has been unable to perform the Executive's normal duties for Key or its Subsidiary for a period of 180 consecutive days, and
      (b) the Executive begins to receive payments under the KeyCorp Long Term Disability Benefit Plan not later than 30 days after the Termination Date.

      8.13 Discontinued Plan. The term "Discontinued Plan" means any Retirement Plan and/or Savings Plan that:

            (a) the Executive was covered by and participating in immediately before the occurrence of a Change of Control, and

            (b) was, between the date of the Change of Control and the Termination Date, either terminated or altered in such a way as to substantially reduce the benefits provided to the Executive thereunder without having been substituted for by a similar plan providing substantially similar benefits to the Executive.

      8.14 Fair Market Value. The term "Fair Market Value" with respect to Common Shares means:

            (a) if the Common Shares are traded on a national exchange, the mean between the high and low sales price per Common Share on the national exchange on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares, or

            (b) if the Common Shares are not traded on a national exchange, the mean between the high and low sales price per Common Share in the over-the-counter market, National Market System, as report by the National Quotations Bureau, Inc. and NASDAQ on the date for which the determination of fair market value is made or, if there are no sales of Common Shares on that date, then on the next preceding date on which there were any sales of Common Shares.

      8.15 Good Reason. The Executive shall be deemed to have "Good Reason" to terminate the Executive's employment under this Agreement during a Window Period if, at any time after the occurrence of a Change of Control and before the end of the Window Period, either or both of the events listed in clauses (a) and (b) of this Section 8.15 occurs without the written consent of the Executive:

            (a) following notice by the Executive to Key and an opportunity by Key to cure, the Executive determines in good faith that the Executive's position, responsibilities, duties, or status with Key are at any time materially less than or reduced from those in effect before the Change of Control or that the Executive's reporting relationships with superior executive officers have been materially changed from those in effect before the Change of Control; or

            (b) Key's headquarters is relocated outside of the greater Cleveland metropolitan area (but this clause (b) shall apply only if Key's headquarters was the Executive's principal place of employment before the Change of Control).

      For purposes of clause (a), Key will be deemed to have had an opportunity to cure and to have failed to effect a cure if the circumstance otherwise constituting Good Reason persists (as determined in good faith by the Executive, whose determination shall be conclusive) for more than seven calendar days after the Executive has given notice to Key of the existence of that circumstance.

      8.16 Impermissible. The term "Impermissible," when used in the context of the Executive's continued coverage by and participation in any of the Retirement Plans or Savings Plans shall mean that such a continuation would violate the provisions of any such plan, would cause any such plan that is or is intended to be qualified under Section 401(a) of the Internal Revenue Code to fail to be so qualified, would require shareholder approval, or would be unlawful.

      8.17 LTIC Stock Grant. The term "LTIC Stock Grant" means the grant, if any, of restricted stock, of Performance Shares, or of a combination of restricted stock and Performance Shares made by the Committee to the Executive during any particular year as part of Key's ongoing compensation program. For greater clarity, for purposes of this Agreement:

            (a) "The terms "2003 LTIC Stock Grant", "2004 LTIC Stock Grant," "2005 LTIC Stock Grant," etc. refer to LTIC Stock Grants, if any, made to the Executive by resolution adopted by the Committee in the specified year.

            (b) An extraordinary grant or award of restricted stock, of Performance Shares, or of a combination of restricted stock and Performance Shares made to a newly hired executive in connection with that hiring (i.e., any signing or hiring bonus) and a grant or award made to an incumbent executive outside of Key's regular restricted stock and Performance Share program (e.g., a special retention grant or award) shall be treated as not being an LTIC Stock Grant and shall not be taken into account when calculating Average Long Term Incentive Compensation.

      8.18 Mandatory Relocation. A "Mandatory Relocation" shall have occurred if, at any time after a Change of Control, the Executive is required to relocate the Executive's principal place of employment for Key or its Subsidiary without the Executive's written consent more than 35 miles from where the Executive was located prior to the Change of Control.

      8.19 Performance Shares. The term "Performance Shares" means an award denominated in Common Shares or phantom Common Shares the vesting of which is contingent or accelerated upon attainment of one or more performance goals (absent death, disability, or a Change of Control) .

      8.20 Reduction of Compensation. A "Reduction of Compensation" shall have occurred if any one or more of the following occurs:

            (a) the Base Salary of the Executive is reduced at any time after a Change of Control;

            (b) following notice by the Executive to Key and an opportunity by Key to cure, Key fails to satisfy the Short Term Incentive Compensation Guaranty;

            (c) following notice by the Executive to Key and an opportunity by Key to cure, Key fails to satisfy the Long Term Incentive Compensation Guaranty; or

            (d) following notice by the Executive to Key and an opportunity by Key to cure, Key fails to satisfy the Option/SAR Guaranty.

      For purposes of clauses (b), (c) and (d), Key will be deemed to have had an opportunity to cure and to have failed to effect a cure if the failure to satisfy the Short Term Incentive Compensation Guaranty, the Long Term Incentive Compensation Guaranty, and/or the Option/SAR Guaranty, as the case may be, persists (as determined in good faith by the Executive) for more than seven calendar days after the Executive has given notice to Key of the existence of that failure.

      8.21 Relevant Plans. The term "Relevant Plans" means:

            (a) all Retirement Plans and Savings Plans that the Executive was covered by and participating in immediately before the Termination Date, and

            (b) all Discontinued Plans.

      Reference to a "Relevant Plan," in the singular, means any of the Relevant Plans.

      8.22 Retirement Plans. The term "Retirement Plans" means the KeyCorp Cash Balance Pension Plan and the Supplemental Retirement Plan, each as from time to time amended, restated, or otherwise modified, and any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for any such plan, and all retirement plans of any nature maintained by Key or any of its Subsidiaries in which the Executive was participating prior to the Termination Date. Reference to a "Retirement Plan," in the singular, means any of the Retirement Plans.

      8.23 Savings Plans. The term "Savings Plans" means and includes the KeyCorp 401(k) Savings Plan and the KeyCorp Excess 401(k) Savings Plan, in both cases, as from time to time amended, restated, or otherwise modified, including any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for either such plan, and all salary reduction, savings, profit-sharing, or stock bonus plans (including, without limitation, all plans involving employer matching contributions, whether or not constituting a qualified cash or deferred arrangement under
      Section 401(k) of the Internal Revenue Code), maintained by Key or any of its Subsidiaries in which the Executive was participating prior to the Termination Date. Reference to a "Savings Plan," in the singular, shall mean any of the Savings Plans.

      8.24 Supplemental Retirement Plan. The term "Supplemental Retirement Plan" means the KeyCorp Supplemental Retirement Plan, the KeyCorp Excess Cash Balance Pension Plan, the KeyCorp Supplemental Retirement Plan for Key Executives, the KeyCorp Supplemental Retirement Benefit Plan, and the KeyCorp Executive Supplemental Pension Plan, each as from time to time amended, restated, or otherwise modified, and any plan that, after the date of this Agreement, succeeds, replaces, or is substituted for any of such plans.

      8.25 Subsidiary. A "Subsidiary" means any corporation, bank, partnership, or other entity a majority of the voting control of which is directly or indirectly owned or controlled at the time in question by Key.

      8.26 Termination Date. The term "Termination Date" means the date on which the Executive's employment with Key and its Subsidiaries terminates.

      8.27 Window Period. The term "Window Period," with respect to any particular Change of Control, means the three-month period beginning on the date that falls on the same day of the month as the date of the Change of Control in the fifteenth month after the month in which the Change of Control occurs. If at any time there has been more than one Change of Control, there shall be a separate Window Period with respect to each such Change of Control.

      8.28 Agreement Supersedes Similar Agreement Previously Entered Into. This Agreement supersedes a similar agreement originally entered into between Key and the Executive as of [ORIGINAL DATE OF PREVIOUS AGREEMENT], and that agreement (as amended, if it has been heretofore amended) is no longer of any force or effect.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                      KEYCORP

                                      By_____________________________________
                                            Henry L. Meyer III
                                            Chairman and Chief Executive Officer

                                      THE "EXECUTIVE"

                                      _______________________________________
                                      XXXXXXXXX

                                    EXHIBIT A

                               WAIVER AND RELEASE

                  DO NOT SIGN WITHOUT READING AND UNDERSTANDING

      In consideration of the payments to be made to me following termination of my employment with KeyCorp pursuant to the agreement between KeyCorp and me dated as of XXXXX, 2004 (the "Change of Control Agreement"), which payments I acknowledge I am not entitled to receive without execution of this Waiver and Release, and which payments will not commence earlier than eight days after the execution of this Waiver and Release, I, for myself, my heirs, administrators, executors, and assigns, release and discharge KeyCorp, its affiliates, subsidiaries, divisions, successors, and assigns and the employees, officers, directors, and agents thereof (collectively referred to throughout this Waiver and Release as "Key") from any and all causes of action, charges of discrimination, proceedings, or claims of every kind, nature, and character, arising out of or relating to my employment with Key and the termination of my employment with Key based upon or related to any contention (i) that my employment terminated because of any tortuous, wrongful, unlawful, or improper conduct or act or in violation or breach of any express or implied contract or agreement, or (ii) that Key engaged in any discriminatory act, event, pattern, or practice involving age, religion, creed, sex, national origin, ancestry, handicap, disability, veteran status, marital status, race, or color, or the continuing or future effects thereof (including, without limitation, the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq., or any similar state law).

      I warrant that no promise or inducement has been offered to me other than as set forth in the Change of Control Agreement, that I am relying on no other statement or representation by Key, and that I have not assigned any of my rights. I have read this Waiver and Release; I have had a full opportunity to consider it (including the opportunity to consult with an attorney of my choice); and I understand that by signing it I am giving up important rights, including any right to sue under federal, state, or local law. I also verify that my entering into this Waiver and Release is wholly voluntary.

I further warrant that:

      (a) I understand that I am specifically waiving rights or claims under the federal Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq.;

      (b) I understand that I am not hereby waiving any rights or claims that may arise after this Waiver and Release is executed by me;

      (c) I understand that this Waiver and Release is being given by me in exchange for consideration that is more valuable to me than what I am entitled to without the Change of Control Agreement and the execution of this Waiver and Release;

      (d) I have been advised in writing by Key that I should have, at my expense, an attorney of my choice review this Waiver and Release;

      (e) I have been advised by Key that I may take up to _____ days from receipt of this Waiver and Release to determine whether to execute the same; and

      (f) I have been advised by Key that this Waiver and Release may be revoked by me within seven (7) days following execution of this Waiver and Release whereupon this Waiver and Release shall be null and void.

      IN WITNESS WHEREOF, I have hereby set my hand this _________ day of _______________, ____.

Witness:

________________________________             ________________________________

                                    EXHIBIT A
                                    (CONT'D)

                 ACKNOWLEDGMENT OF RECEIPT OF WAIVER AND RELEASE

      I do hereby acknowledge that on _____________________, ____, I received a copy of the Waiver and Release which is attached hereto, and I understand that I have _____* days from the date of receipt of the Waiver and Release to determine whether to execute it.

Witness:____________________________          _____________________________

*to be completed the same as clause (e) of the Waiver and Release.

                                    EXHIBIT A
                                    (CONT'D)

Director of Human Resources
KeyCorp
127 Public Square
Cleveland, Ohio 44114

Re:   Waiver and Release

Dear Sir or Madam:

            On ________ __, ____, I executed a Waiver and Release in favor of KeyCorp. More than seven (7) days have elapsed since I executed the Waiver and Release. I have at no time revoked my acceptance or execution of the Waiver and Release and, accordingly, I hereby request that KeyCorp commence making the payments due to me under my Change of Control Agreement.

                                                 Very truly yours,

Witness:

_______________________                          _________________________